Cadence Design Systems, Inc Ratio of earnings to fixed charges	EXHIBIT 12.1

		Years ended

	Nine Months ended	(FY 2002)	(FY 2001)
	September 27, 2003	December 28, 2002	December 29, 2001

Earnings
Income (loss) before income taxes (a)	(78,584)	157,966	242,148
Minority interest (a)	—	—	1,900
Earnings in equity interests (a)	188	—	200
Fixed charges (from calc. below)	9,257	10,570	11,165

Net ‘Earnings’ as defined (b)	(69,515)	168,536	251,213
Fixed Charges
Total operating lease expenses (c)	16,652	23,300	25,600

Interest component of operating lease expense (deemed to be 1/3 of op. lease expense)	5,551	7,767	8,533
Interest expense (a)	3,706	2,803	2,632

Total Fixed charges (d)	9,257	10,570	11,165

Earnings to fixed charges ratio	(7.5)	15.9	22.5
Earnings excess (deficiency)	(78,772)	157,966	240,048

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Years ended

	(FY 2000)	(FY 1999)	(FY 1998)
	December 30, 2000	January 2, 2000	January 3, 1998

Earnings
Income (loss) before income taxes (a)	67,996	(11,380)	100,046
Minority interest (a)	600	100	(200)
Earnings in equity interests (a)	1,100	100	(900)
Fixed charges (from calc. below)	9,798	11,633	12,067

Net ‘Earnings’ as defined (b)	76,094	53	113,213
Fixed Charges
Total operating lease expenses (c)	22,200	25,000	25,100

Interest component of operating lease expense (deemed to be 1/3 of op. lease expense)	7,400	8,333	8,367
Interest expense (a)	2,398	3,300	3,700

Total Fixed charges (d)	9,798	11,633	12,067

Earnings to fixed charges ratio	7.8	0.0	9.4
Earnings excess (deficiency)	66,296	(11,580)	101,146

Notes

(a)	-	From 10-K (OI&E detail in MD&A), except 6 months ended June 28, 2003 which comes from OI&E analysis for Q1 and Q2 2003.

(b)	-	Income (loss) before income taxes, minority interest and earnings in equity interests, plus fixed charges. Earnings in equity interests consist of earnings in investments that Cadence accounts for using the equity method of accounting.

(c)	-	From 10-K (Rent expense in lease footnote), except 6 months ended June 28, 2003 which comes from SAP using the same methodology as used for 10-K disclosures.

(d)	-	Fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals) and interest expense on indebtedness